Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Organovo Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share or Pre-Funded warrants to purchase shares of Common Stock	Rule 457(o)	___	___	$5,000,000	0.0001531	$765.50
	Equity	Common Stock underlying the Pre-Funded Warrants	Rule 457(o)	___	___	Included above		___
	Equity	Common warrants to purchase shares of Common Stock	Rule 457(o)	___	___	Included below
	Equity	Common Stock underlying the common warrants(3)	Rule 457(g)	___	___	$5,000,000	0.0001531	$765.50
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities						N/A		___	N/A	N/A	N/A	N/A
	Total Offering Amounts					$10,000,000		$1,531.00
	Total Fees Previously Paid
	Total Fee Offsets							___
	Net Fee Due							$1,531.00

(1) The Registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which common stock are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and the proposed maximum offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. The proposed maximum aggregate offering price of the common stock, pre-funded warrants and common stock issuable upon exercise of the pre-funded warrants, if any, is $5,000,000.

(3) In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the common warrants are registered hereby, no separate registration fee is required with respect to such common warrants.